Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-162185, 333-175569 and 333-191912) of EPL Oil & Gas, Inc. of our report dated February 27, 2014 relating to the consolidated financial statements, which appears in this Transition Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

September 23, 2014